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                                                             EXHIBIT (h)(19)(a)

                              Credit Suisse Funds
                 Rule 22c-2 Shareholder Information Agreement

   This Shareholder Information Agreement (the "Agreement") is entered into as of April 16, 2007 by and between (i) Credit Suisse Asset Management Securities, Inc. ("CSAMSI"), on behalf of each of the Credit Suisse Funds, and (ii) the undersigned intermediary ("Intermediary," and together with CSAMSI, the "Parties") with an effective date of October 16, 2007 or such earlier date as mutually agreed upon by the parties.

   WHEREAS, prior to the effective date of this Agreement, the Fund (as defined below) and Intermediary agree that any request made to Intermediary by the Fund for shareholder transaction information, and Intermediary's response to such request, shall be governed by whatever practices the Fund and Intermediary had utilized in the absence of a formal agreement, if any, to govern such request;

   WHEREAS, CSAMSI is the distributor and principal underwriter for the Credit Suisse Funds;

   WHEREAS, Intermediary facilitates trading for shareholders investing in one or more Credit Suisse Funds;

   WHEREAS, Rule 22c-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires mutual funds to enter into "shareholder information agreements" with "financial intermediaries" that hold fund shares on behalf of other investors in omnibus accounts and submit orders to purchase or redeem fund shares on behalf of such investors directly to the fund, its transfer agent or principal underwriter ("Rule 22c-2"); and

   WHEREAS, CSAMSI has identified Intermediary as a "financial intermediary" as defined in Rule 22c-2.

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth below, the parties hereby agree as follows:

1. Definitions. For purposes of this Agreement:

   A. The term "Fund" includes the transfer agent for the Credit Suisse Funds, CSAMSI and/or one or more of the Credit Suisse Funds. The term does not include any Credit Suisse money market fund or any other "excepted fund" as defined in Rule 22c-2(b) under the 1940 Act. A Fund designee includes any third party the Fund has contracted with to perform some or all of the services herein.

   B. The term "policies established by the Fund" means all policies established for the purposes of eliminating or reducing frequent trading in shares of the Fund as described in a Fund's prospectus(es) and/or statement(s) of additional information, as amended or supplemented from time to time.

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   C. The term "promptly" as used in this Agreement shall mean as soon as reasonably practicable but in no event later than ten (10) business days from Intermediary's receipt of the request for information from the Fund or its designee, except as described in Section 6 of this Agreement.

   D. The term "purchase" does not include the automatic reinvestment of dividends.

   E. The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are beneficially owned by clients or customers of Intermediary.

   F. The term "Shareholder" means the beneficial owner of Shares, whether the Shares are held directly or by Intermediary in nominee name.

   G. For retirement record keepers, the term "Shareholder" means the retirement plan (the "Plan") participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares.

   H. For insurance companies, the term "Shareholder" means the holder of interests in a variable annuity or variable life insurance contract issued by Intermediary.

   I. The term "written" includes any electronic writing or facsimile transmission.

2. Agreement to Provide Information.

   A. Intermediary agrees to provide the Fund or its designee, upon written request, the taxpayer identification number ("TIN"), the Individual Taxpayer Identification Number ("ITIN"), or other government-issued identifier ("GII"), if known, of any or all Shareholder(s) of the account and the name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by Intermediary during the period covered by the request (collectively, "Shareholder Information").

   Information regarding transactions resulting from dollar cost averaging programs, automatic rebalancing programs, periodic deduction of fees, and redemptions pursuant to a systematic withdrawal plan will not be provided in Shareholder Information sent to the CSAMSI; therefore, the Shareholder Information provided for a certain period will not be equal to the omnibus trades made during that same period.

   Shareholder Information requests must be directed to the Intermediary's representatives as identified in Appendix A to this Agreement.

   B. Period Covered by Request. Requests must set forth a specific period, generally not to exceed ninety (90) calendar days from the date of the request, for which transaction information is sought. The Fund or its designee may request transaction information older than ninety (90) calendar days from the date of the request if the Fund deems it necessary to

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investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

The market timing prevention policies of Intermediary, which are attached to this Agreement as Appendix B, and of each Fund, as described in its currently-effective prospectus, are made a part of this agreement.

   C. Form and Timing of Response. (a) Intermediary agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in Section 2A above. If requested by the Fund or its designee, Intermediary agrees to use its best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 2A above is itself a financial intermediary ("Indirect Intermediary") and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) to the Fund or its designee the information set forth in Section 2A above for those Shareholders who hold an account with an Indirect Intermediary or (ii) if directed by the Fund or its designee, restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Intermediary additionally agrees to inform the Fund or its designee whether it plans to perform (i) or (ii); (b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties; and (c) To the extent practicable, the format for any transaction information provided to the Fund or its designee, should be consistent with the NSCC Standardized Data Reporting Format.

   D. Limitations on Use of Information. The Fund agrees not to use the Shareholder Information received for any purpose (i) other than as necessary to comply with the provisions of Rule 22c-2, nor (ii) for any purpose not permitted under the privacy provisions of Title V of the Gramm-Leach-Bliley Act and comparable state laws, including, but not limited to marketing or any other similar purpose without the prior written consent of Intermediary.

3. Agreement to Restrict Trading.

   A. Intermediary agrees to execute written instructions from the Fund or its designee, to restrict or prohibit further purchases or exchanges of Shares by a Shareholder who has been identified by the Fund as having engaged in transactions of the Fund's shares (directly or indirectly through Intermediary's account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

   B. Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, ITIN or GII if known, and the specific restriction(s) to be executed. If the TIN, ITIN or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

   C. Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than ten (10) business days after receipt of the instructions by Intermediary.

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   D. Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund or its designee that instructions from the Fund or its designee have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than 15 business days after the instructions have been executed.

4. Entire Agreement.

   This Agreement constitutes the entire understanding among the parties as to the obligations with respect to matters discussed herein. This Agreement is not intended to amend or terminate any other agreements among the parties that relate to the Credit Suisse Funds; provided, however, that (i) to the extent that the provisions of any other agreement among the parties are inconsistent with the terms of this Agreement, this Agreement shall control with respect to the matters discussed herein, and (ii) a breach of this Agreement shall constitute a cause to terminate any other agreements among the parties that relate to the Credit Suisse Funds.

5. Force Majeure.

   Either Party is excused from performance and shall not be liable for any delay in performance or non-performance, in whole or in part, caused by the occurrence of any event or contingency beyond the control of the Parties including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, natural disasters, acts of God, acts of war or terrorism, actions or decrees of governmental bodies, and similar occurrences. The Party who has been so affected shall, if physically possible, promptly give written notice to the other Party and shall use its best efforts to resume performance. Upon receipt of such notice, all obligations under this Agreement shall be immediately suspended for the duration of such event or contingency.

6. Best Efforts and Good Faith.

   Both Parties mutually agree to act in good faith, utilizing their best efforts to timely and effectively execute the shareholder information sharing provisions of Rule 22c-2. Good faith and best efforts means attempting to process all relevant requests in a timely manner, or in the event such requests cannot be met within the time provisions of this agreement, to make best efforts to fulfill such requests as soon as reasonably practicable. Also, if Intermediary is aware of a possible delay in the fulfillment of a request, Intermediary will provide notice of the impending delay as soon as possible after the impending delay is discovered.

7. Amendment.

   CSAMSI may amend this Agreement by providing advance written notice any such amendments to Intermediary. If Intermediary continues to maintain accounts that hold shares of the Credit Suisse Funds sixty (60) days after the receipt of such amendment(s), Intermediary shall be deemed to have agreed to all terms and conditions set forth in such amendment(s). Intermediary may amend Appendix A or Appendix B by providing advance written notice of any such amendments to the Fund.

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8. Termination.

   CSAMSI may terminate this Agreement by providing written notice of such termination to Intermediary. Intermediary may terminate this Agreement by providing sixty (60) days' written notice of such intention to terminate this Agreement to CSAMSI; provided, however, that no such notice of termination shall become effective for so long as Intermediary continues to maintain accounts that hold shares of any Credit Suisse Fund.

9. Choice of Law.

   This Agreement shall be construed in accordance with the laws of the State of New York, without respect to conflict of law principles, and the 1940 Act.

10.Counterparts.

   This Agreement may be executed in one or more counterparts each which, when taken together, shall constitute a single instrument.

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   IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.

CREDIT SUISSE ASSET MANAGEMENT SECURITIES, INC.

By:    __________________________

Name:

Title:

AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY OF NEW YORK

By:    __________________________     Attest: __________________________

Name:                                 Name:

Title:                                Title:

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                                  Appendix A

                      Representatives of the Intermediary

Requests for Shareholder Information or Trading Restrictions must be directed to:

      Jennifer Powell
      Senior Counsel
      AIG American General
      2929 Allen Parkway, A30-25
      Houston, TX 77019
      (713) 831-4954

and to:

      Michael McArthur
      Variable Products Accounting
      AIG American General
      2727-A Allen Parkway
      Houston, TX 77019
      (713) 831-3504

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                                  Appendix B

                AGL/USL/AIG Life/AI Life Market Timing Policies

Market Timing

   The Policies are not designed for professional market timing organizations or other entities or individuals using programmed and frequent transfers involving large amounts. Market timing carries risks with it, including:

..  dilution in the value of Fund shares underlying investment options of other
   Policy Owners;

..  interference with the efficient management of the Fund's portfolio; and

..  increased administrative costs.

   We have policies and procedures that require us to monitor the Policies to determine if a Policy Owner requests:

.. an exchange out of a variable investment option, other than the money market investment option, within two calendar weeks of an earlier exchange into that same variable investment option;

.. an exchange into a variable investment option, other than the money market investment option, within two calendar weeks of an earlier exchange out of that same variable investment option; or

.. exchanges into or out of the same variable investment option, other than the money market investment option, more than twice in any one calendar quarter.

   If any of the above transactions occurs, we will suspend such Policy Owner's same day or overnight delivery transfer privileges (including website, e mail and facsimile communications) with prior notice to prevent market timing efforts that could be harmful to other Policy Owners or beneficiaries. Such notice of suspension will take the form of either a letter mailed to your last known address, or a telephone call from our Administrative Center to inform you that effective immediately, your same day or overnight delivery transfer privileges have been suspended. A Policy Owner's first violation of this policy will result in the suspension of Policy transfer privileges for ninety days. A Policy Owner's subsequent violations of this policy will result in the suspension of Policy transfer privileges for six months. Transfers under dollar cost averaging, automatic rebalancing or any other automatic transfer arrangements to which we have agreed are not affected by these procedures.

   The procedures above will be followed in all circumstances and we will treat all Policy Owners the same.

   In addition, Policy Owners incur a $25 charge for each transfer in excess of 12 each Policy year.

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Restrictions Initiated by the Funds

   The Funds have policies and procedures restricting transfers into the Fund. For this reason or for any other reason the Fund deems necessary, a Fund may instruct us to reject a Policy Owner's transfer request. Additionally, a Fund may instruct us to restrict all purchases or transfers by a particular Policy Owner, whether into or out of the Fund. We will follow the Fund's instructions.

   Please read the Funds' prospectuses and supplements for information about restrictions that may be initiated by the Funds.

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